ServiceNow Appoints Teresa Briggs and Tamar Yehoshua to its Board of Directors

SANTA CLARA, Calif. – March 4, 2019 – ServiceNow (NYSE: NOW) today announced the appointment of Teresa Briggs and Tamar Yehoshua to its board of directors, bringing the total number of directors on ServiceNow’s board to 11.

“I am delighted to welcome Teresa and Tamar to ServiceNow’s board of directors,” said John Donahoe, ServiceNow president and chief executive officer. “With Teresa’s deep financial and strategic acumen and Tamar’s extensive experience driving innovation and product development, our board will benefit from their unique and valuable insights.”

Teresa Briggs is Vice Chair and West Region Managing Partner at Deloitte LLP, where she works with Bay Area companies on the front lines of digital transformation. During her more than 30-year tenure at Deloitte LLP, Teresa has held a variety of different roles, starting in the Deloitte LLP audit practice and rising through the ranks to become the Managing Partner for Silicon Valley and Global Lead Client Service Partner for Apple Inc. In 2016, she was named a member of Deloitte’s U.S. board of directors, where she has served on the Risk and Regulatory, Strategic Investments and Compensation Committees. She is also an adjunct member of Deloitte’s Center for Board Effectiveness. Teresa holds a BS in Accounting from the University of Arizona.

Tamar Yehoshua is Chief Product Officer at Slack, where she oversees product strategy and development, design and research. Previously, Tamar was a Vice President at Google, holding product and engineering leadership roles on Google’s most important products, including Search, Identity and Privacy. Prior to that, she was the Vice President of Advertising Technologies at Amazon’s A9. Tamar has a BA in Mathematics from the University of Pennsylvania and an MSc in Computer Science from The Hebrew University of Jerusalem.

About ServiceNow
ServiceNow (NYSE: NOW) is making the world of work, work better for people. Our cloud‑based platform and solutions deliver digital workflows that create great experiences and unlock productivity for employees and the enterprise.  For more information, visit: www.servicenow.com.

© 2019 ServiceNow, Inc. All rights reserved. ServiceNow, the ServiceNow logo, Now, Now Platform, and other ServiceNow marks are trademarks and/or registered trademarks of ServiceNow, Inc. in the United States and/or other countries. Other company names, product names, and logos may be trademarks of the respective companies with which they are associated.

###